Exhibits 5.1 and 23.1

[The Toro Company Letterhead]

December 22, 2016

The Toro Company

8111 Lyndale Avenue South

Bloomington, Minnesota 55420

Re:          Registration Statement on Form S-8 for The Toro Company Investment, Savings and

Employee Stock Ownership Plan

Ladies and Gentlemen:

I am the Vice President, Secretary and General Counsel of The Toro Company (the “Company”).  In connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission relating to an aggregate of up to 8,000,000 shares of common stock, $1.00 par value per share (the “Common Stock”), of the Company, to be issued in connection with The Toro Company Investment, Savings and Employee Stock Ownership Plan (the “Plan”), please be advised that as counsel to the Company, upon examination of such corporate documents and records as I have deemed necessary or appropriate for the purpose of rendering this opinion, it is my opinion that the shares of Common Stock being offered by the Company, when issued in accordance with proper corporate authorizations, will be legally issued, fully paid and non-assessable. The shares of Common Stock issued pursuant to the Plan may be previously issued and outstanding shares acquired by the Plan in the open market, newly issued shares issued to the Plan by the Company, or shares issued to the Plan out of treasury stock of the Company.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the above-captioned Registration Statement, and to the reference to my name under the heading “Interests of Named Experts and Counsel” contained in the Registration Statement.  In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Timothy P. Dordell
Timothy P. Dordell
Vice President, Secretary and General Counsel